EXHIBIT 10.37

                     Bion Environmental Technologies, Inc.
                            18 East 50th Street
                         New York, New York  10022



                                June 19, 2002


HIGHLY CONFIDENTIAL

Timothy C. den Dulk
Michael J. McCloskey
Fair Oaks Dairy Farms
5431 E 600 North
Fair Oaks, IN 47943


Dear Gentleman:

We have spent time over the last few weeks discussing the possibility of forming a joint venture between Dairy Parks, LLC or another entity controlled by Bion Environmental Technologies, Inc. (the "Bion Entity") and You or an entity controlled by You (the "den Dulk and McCloskey Entity") for the purpose of developing, owning and operating large dairy facilities, as further described below. Toward that end, this letter (the "Letter") summarizes the principal terms and conditions of the proposed joint venture arrangement (the "Joint Venture"). Your execution and return of this Letter will confirm our non-binding agreement regarding such Joint Venture.

1. Definitive Joint Venture. The Joint Venture shall be governed by the conditions stated in this Letter and the terms and conditions of a definitive joint venture agreement (the "Governing Agreement"), in form and substance acceptable to the parties. The Joint Venture may be organized as a limited liability company, or such other form of entity as we shall determine. The Governing Agreement will include provisions regarding operating the Joint Venture, restrictions on transfer of interests, co-sale/tag along rights, voting consent rights on specified matters, non-competition or exclusivity provisions and other customary matters for a transaction of this nature.

2. Principal Terms. It is presently contemplated that the Joint Venture will select sites and obtain permits for, and develop, own and operate at least four large dairy facilities, located in the United States. The Bion Entity and the Den Dulk/McCloskey Entity will initially each own 50% of the profits and losses of the Joint Venture, although it is expected that equity will need to be allocated to parties providing capital to the Joint Venture, which will reduce the equity interests of both the Bion Entity and the Den Dulk/McCloskey Entity. The Bion Entity and the Den Dulk/McCloskey Entity will each make an initial capital contribution of $1000. It is expected that initially, the principal source of income for the Joint Venture will be the difference between the cost of acquiring, developing, and operating the facilities and the income which the facilities receive from farmers who rent the facilities. The primary responsibilities of the den Dulk/ McCloskey Entity will be site selection and development, lease terms and recruitment of tenants, management and milk marketing. The primary responsibilities of the Bion Entity will be to make available its technology for waste management, secure financing for the facilities, develop the financial lease terms and provide independent management.

     Income generated at the facilities from (i) waste fees, (ii) electricity sales, (iii) water reuse sales, (iv) environmental credits will inure sorely to the benefit of the Bion Entity; provided however that the den Dulk/McCloskey Entity may, at any time prior to the financing of a dairy facility, elect that such additional income be included as part of the Joint Venture, in which event the interests in profits and losses of the Joint Venture will be adjusted to 19% for the den Dulk/McCloskey Entity and 81% for the Bion Entity, subject to dilution as above stated as a result of equity issuances to other parties providing capital to the Joint Venture. Once such election is made, it will also apply to all dairy facilities subsequently established by the Joint Venture. If such election is not made within two years of the formation of the Joint Venture, then the Bion Entity will be relieved from any non-competition or exclusivity restriction.

3. Costs & Expenses. Each of the parties shall be responsible for their own costs and expenses relating to development of the Proposed Joint Venture.

4. Public Disclosure. Subject to the requirements of applicable securities laws, the parties to this Letter jointly will agree on the timing and content of any disclosure relating to the Proposed Joint Venture, and no such disclosure shall be made without the mutual consent of the parties hereto. Prior to any such dissemination, the identity of the parties hereto and their interest in the Proposed Joint Venture shall not be disclosed.

5. Exclusivity. Between the date hereof and July 31, 2002 neither of the parties to this Letter shall discuss or negotiate with any third party the possible development of a business similar to the business intended to be conducted by the Proposed Joint Venture.

6. Non-Binding Proposal. It is understood that this Letter is only an indication of interest with respect to the Proposed Joint Venture and does not constitute a legally binding commitment or agreement by either party hereto.
A legally binding agreement can only be entered into following the execution of a definitive Governing Agreement and related agreements and documentation. That notwithstanding, the provisions under paragraphs 3 "Costs and Expenses," 4, "Public Disclosure" and 5, "Exclusivity" shall be legally binding.

7. Termination. The provisions of this Letter may be terminated at any time by mutual agreement of the parties hereto. The provisions of this Letter, other than paragraphs 3 "Costs and Expenses," 4 "Public Disclosure" and 5, "Exclusivity" may be terminated at the option of either party hereto if by July 15, 2002 the Governing Agreement shall not have been executed by the Fair Oaks Entity and the Bion Entity. In any event, the provisions of this Letter shall terminate upon execution of the Governing Agreement by and between the Fair Oaks and the Bion Entity with respect to the terms set forth herein.

8. Entire Agreement. The provisions of this Letter supercede any prior written or oral communications between the parties relating to the subject matter hereof constitute the entire agreement of the parties with respect hereto and may not be amended except in writing signed by the parties hereto.

9. No Assignment. The rights and obligations established under this Letter may not be transferred, assigned or delegated without the prior written consent of the parties hereto.

10. Governing Law. This Letter shall be governed by, and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws.

11. Counterparts. This Letter may be executed in counterparts, each of which shall be deemed and original and all of which together shall constitute one and the same instrument.

     If you are in agreement with the foregoing, please have a copy of this Letter executed in the space provided below and return it to the undersigned. We look forward to discussing this Letter with you and working with you toward a successful transaction.

Very truly yours,

BION ENVIRONMENTAL TECHNOLOGIES, INC.


/s/ David Mitchell
By: David Mitchell
Title: Chairman & CEO


Agreed to and Accepted by:


/s/ Timothy C. den Dulk
Timothy C. den Dulk


/s/ Michael J. McCloskey
Michael J. McCloskey